1615 Poydras St. ▪ New Orleans, LA 70112	Financial and Media Contact:
David P. Joint
(504) 582-4203

McMoRan Exploration Co. Reports
Third-Quarter/Nine-Month 2012 Results

HIGHLIGHTS
o	Ultra-Deep Development Activities
o
Davy Jones No. 1 well has been successfully cleaned out following delays associated with removing residual barite material in the bottom of the wellbore.  McMoRan is preparing to re-install production tubing before flow testing the well, which has 165 feet of perforated sand sections.

o
Completion and testing of Davy Jones No. 2 expected to commence following review of results from Davy Jones No. 1.  As previously reported, Davy Jones No. 2 confirmed 120 net feet of pay in multiple Wilcox sands and also encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections.

o
Submitted development plans to complete and test the Upper Miocene sands at Blackbeard East and the Jackson/Yegua sands in the Upper Eocene at Lafitte with the Bureau of Safety and Environmental Enforcement (BSEE).

o	Ultra-Deep Exploration Activities
o	Blackbeard West No. 2
o	Drilling below 23,600 feet with a proposed total depth of 24,500 feet.
o	Targeting Miocene aged sands seen below the salt weld at Blackbeard East.
o	If successful, completion could utilize conventional equipment and technologies.
o	Lineham Creek onshore prospect
o	Drilling below 23,100 feet with a proposed total depth of 29,000 feet. Targeting Eocene/Paleocene objectives below the salt weld.
o	Lomond North prospect onshore in Highlander area
o	Commenced drilling exploratory well on September 19, 2012.
o	Drilling below 6,700 feet with a proposed total depth of 30,000 feet.
o	Targeting Eocene, Paleocene and Cretaceous objectives seen below the salt weld in the Davy Jones wells.
o	Identified multiple high potential prospects on 80,000 acre position in the Highlander area.
o	Bureau of Ocean Energy Management (BOEM) awarded McMoRan all 14 leases, including eight bids made jointly with Chevron U.S.A., from the June 2012 Central Gulf of Mexico Lease Sale 216/222.
o	Third-quarter 2012 production averaged 134 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan, and 143 MMcfe/d for the nine months ended September 30, 2012.
o	Average daily production for 2012 is expected to approximate 137 MMcfe/d net to McMoRan, including 120 MMcfe/d in fourth quarter 2012.
o
Operating cash flows totaled $12.1 million for the third quarter of 2012, including $16.3 million in working capital sources and $20.6 million in abandonment expenditures, and $62.5 million for the nine months of 2012.

o	Capital expenditures totaled $103.4 million in the third quarter of 2012 and $415.6 million for the nine months of 2012.
o	Cash at September 30, 2012 totaled $191.9 million.
o	Agreed to sell two traditional Gulf of Mexico (GOM) property packages for cash consideration totaling $64.8 million and the assumption of $43.4 million of related abandonment obligations.

NEW ORLEANS, LA, October 19, 2012 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $64.0 million, $0.40 per share, for the third quarter of 2012 compared with a net loss of $9.4 million, $0.06 per share, for the third quarter of 2011.  Third quarter 2012 results include charges to exploration expense primarily resulting from the write-off of allocated carrying value of leasehold from the December 2010 property acquisition no longer being pursued totaling $37.2 million.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “Our activities to validate the geologic prospectivity of the ultra-deep sub-salt trend and to develop advanced technologies required to drill and produce deep wells safely and efficiently have created opportunities for a multi-year high impact development program on the Gulf of Mexico Shelf and onshore in the Gulf Coast Area.  McMoRan is uniquely positioned with multiple discoveries on this trend and an attractive acreage position with high quality prospects covering the Shelf’s primary structures.  The McMoRan Ultra-Deep ‘franchise’ – comprised of data, technology, newly enhanced acreage position, and positive drilling results – provides opportunities to develop meaningful reserves over a 200 mile area in one of the most prolific basins in the world.  We look forward to reporting results of the Davy Jones flow test which will mark the first of what we believe will be many completions associated with this emerging resource trend.”

SUMMARY FINANCIAL TABLE*

	Third Quarter			Nine Months
	2012	2011		2012	2011
	(In thousands, except per share amounts)
Revenues	$91,776	$138,183		$292,718	$433,495
Operating income (loss)	(47,195)	2,836		(102,370)	(41,821)
Income (loss) from continuing operations	(53,062)	2,411		(107,800)	(49,989)
Loss from discontinued operations	(645)	(1,489)		(5,573)	(4,722)
Net loss applicable to common stock(a,b,c)	(64,013)	(9,420	) d	(144,363)	(87,168	) d
Diluted net loss per share: Continuing operations	$(0.39)	$(0.05)		$(0.86)	$(0.52)
Discontinued operations	(0.01)	(0.01)		(0.03)	(0.03)
Applicable to common stock	$(0.40)	$(0.06)		$(0.89)	$(0.55)
Diluted average shares outstanding	161,812	159,195		161,627	158,505
Operating cash flows(e)	$12,058	$42,373		$62,528	$178,513
EBITDAX(f)	$33,437	$66,668		$143,051	$242,258
Capital Expenditures	$103,352	$144,995		$415,627	$403,889

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s third-quarter 2012 Form 10-Q, the related costs incurred through September 30, 2012 would be charged to expense in McMoRan’s third-quarter 2012 financial statements.  At September 30, 2012 McMoRan’s total drilling costs for its nine in-progress or unproven wells totaled $1,712.2 million, including $693.5 million in allocated value associated with property acquisitions.

a.	After preferred dividends.
b.
Includes impairment charges totaling $11.3 million in third-quarter 2011, $11.7 million in the first nine months of 2012 and $62.0 million in the first nine months of 2011 to reduce certain fields’ net carrying value to fair value.  Also includes adjustments for asset retirement obligations associated with certain of McMoRan’s oil and gas properties totaling approximately $3.1 million in the third-quarter 2012, $10.4 million in the third-quarter 2011, $16.3 million in the first nine months of 2012 and $46.0 million in the first nine months of 2011.

c.
Includes $37.2 million of charges to exploration expense in third-quarter of 2012 primarily resulting from the write-off of allocated carrying value of leasehold from the December 2010 property acquisition no longer being pursued as well as $93.5 million in charges in the first nine months of 2012 primarily for the write-off of these allocated leasehold costs and the lease expiration associated with the Boudin well.  Also includes charges to exploration expense totaling $42.0 million in the first nine months of 2011 for non-commercial well costs primarily associated with the Blueberry Hill #9 STK1 well.

d.
Includes McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes totaling $22.6 million in third-quarter 2011 and $52.0 million in the first nine months of 2011.

e.
Includes reclamation spending of $20.6 million in third-quarter 2012, $51.2 million in third-quarter 2011, $48.2 million in the first nine months of 2012 and $93.4 million in the first nine months of 2011.  Also includes working capital sources of $16.3 million in third-quarter 2012, $21.8 million in third quarter 2011, $2.3 million in the first nine months of 2012 and $27.5 million in the first nine months of 2011.

f.	See reconciliation of EBITDAX to net loss applicable to common stock on page III.

PRODUCTION ACTIVITIES
Third-quarter 2012 production averaged 134 MMcfe/d net to McMoRan, compared with 187 MMcfe/d in the third quarter of 2011.  McMoRan’s third-quarter 2012 production reflected unplanned downtime associated with Hurricane Isaac, which impacted GOM operations prior to making landfall on the coast of Louisiana on August 28, 2012.  Excluding potential production from Davy Jones, production is expected to average approximately 137 MMcfe/d for the year 2012, including 120 MMcfe/d in the fourth quarter of 2012.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance, weather and other factors.

Production from the Flatrock field averaged a gross rate of approximately 112 MMcfe/d (46 MMcfe/d net to McMoRan) in the third quarter of 2012 and, as anticipated, was lower than the year ago period which averaged 164 MMcfe/d (67 MMcfe/d net to McMoRan).  Following depletion of currently producing zones, McMoRan is planning several recompletions to additional pay zones which are expected to increase production in future years.  McMoRan owns a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.

DEVELOPMENT ACTIVITIES
Since 2008, McMoRan’s drilling activities in the shallow waters of the GOM below the salt weld (i.e. listric fault) have successfully confirmed McMoRan’s geologic model and the highly prospective nature of this emerging geologic trend.  The data from six wells drilled to date indicate the presence below the salt weld of geologic formations including Upper/Middle/Lower Miocene, Frio, Vicksburg, Upper Eocene, Sparta carbonate, Wilcox, Tuscaloosa and Cretaceous carbonate, which have been prolific onshore, in the deepwater GOM and in international locations.  The results of these activities indicate the potential for a major new geologic trend spanning 200 miles in the shallow waters of the GOM and onshore in the Gulf Coast area.  Further drilling and flow testing will be required to determine the ultimate potential of this new trend.

At Davy Jones No. 1, McMoRan successfully cleaned out the wellbore to approximately 28,630 feet which will enable testing of all 165 feet of perforated sand sections in the Wilcox.  Operations to clear the wellbore of the heavy drilling mud used to suppress flow in the well required more time than expected following Hurricane Isaac because residual barite material hardened at the perforations in the bottom of the wellbore while operations were interrupted.  McMoRan has replaced heavy mud in the hole with clear completion fluid, which is the last step required before installing the production tubing.  Once the tubing is set, McMoRan will remove the blow out preventer and install the production tree.  During initial attempts to perforate and flow test the Wilcox "F" sand in March 2012 when the hydraulic perforating equipment malfunctioned, these steps took approximately two weeks.  Once these steps are complete, McMoRan expects to commence flow testing from the first shallow water, ultra-deep sub-salt completion on the GOM Shelf.  Commercial production is expected shortly thereafter.  Timing of these activities depend on operating conditions in the well and other factors.

Completion and testing of the Davy Jones offset appraisal well (Davy Jones No. 2) is expected to commence following review of results from Davy Jones No. 1.  Davy Jones is located on a 20,000 acre structure that has multiple additional drilling opportunities.

As previously reported, McMoRan has drilled two successful sub-salt wells in the Davy Jones field.  The Davy Jones No. 1 well logged 200 net feet of pay in multiple Wilcox sands, which were all full to base.  The Davy Jones offset appraisal well (Davy Jones No. 2), which is located two and a half miles southwest of Davy Jones No. 1, confirmed 120 net feet of pay in multiple Wilcox sands, indicating continuity across the major structural features of the Davy Jones prospect, and also encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan is the operator and holds a 63.4 percent working interest and a 50.2 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), JX Nippon Oil Exploration (Gulf) Limited (12%) and Moncrief Offshore LLC (8.8%).  McMoRan’s total investment in Davy Jones, which includes $474.8 million in allocated property acquisition costs, totaled $961.0 million at September 30, 2012.

During the third quarter of 2012, McMoRan submitted initial development plans for Blackbeard East to BSEE.  McMoRan is seeking approval to test and complete the Upper Miocene sands during 2013 using conventional equipment and technologies.  Additional plans for development of the deeper zones are being evaluated.

As previously reported, the Blackbeard East ultra-deep exploration by-pass well was drilled to a total depth of 33,318 feet in January 2012.  Exploration results from the well indicate the presence of hydrocarbons below the salt weld in geologic formations including Upper/Middle Miocene, Frio, Vicksburg, and Sparta carbonate.  Pressure and temperature data below the salt weld in the Miocene sands between 19,500 feet and 24,600 feet at Blackbeard East indicate that a completion at these depths could utilize conventional equipment and technologies.  These exploration results enhance the potential of McMoRan’s other acreage in the Blackbeard strategic area, including McMoRan’s Blackbeard West No. 2, Barbosa and Queen Anne’s Revenge ultra-deep prospects.

Blackbeard East is located in 80 feet of water on South Timbalier Block 144.  McMoRan holds a 72.0 percent working interest and a 57.4 percent net revenue interest in the well.  Other working interest owners in Blackbeard East include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Blackbeard East, which includes $130.5 million in allocated property acquisition costs, totaled $305.9 million at September 30, 2012.

In October 2012, McMoRan submitted initial development plans for Lafitte to the BSEE.  McMoRan is seeking approval to complete and test the Jackson/Yegua sands below 33,300 feet in the Upper Eocene.  This completion will require the development of 30,000 psi equipment.  McMoRan logged two hydrocarbon bearing zones in the Upper Eocene section of the Lafitte well with an aggregate thickness of approximately 65 net feet.

The Lafitte ultra-deep exploration well, which is located on Eugene Island Block 223 in 140 feet of water, was drilled to a total depth of 34,162 feet in March 2012.  Exploration results from the well indicate the presence of hydrocarbons below the salt weld in geologic formations including Middle/Lower Miocene, Frio, Upper Eocene, and Sparta carbonate.  The Upper Eocene sands are the first hydrocarbon bearing Upper Eocene sands encountered either on the GOM Shelf or in the deepwater offshore Louisiana.  These exploration results enhance the potential of McMoRan’s other acreage in the Lafitte strategic area, including McMoRan’s Barataria and Captain Blood ultra-deep prospects. Barataria (25,000 gross acres) is located west southwest of Lafitte, and Captain Blood (25,000 gross acres) is located immediately south of Lafitte.

McMoRan holds a 72.0 percent working interest and a 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Lafitte, which includes $35.8 million in allocated property acquisition costs, totaled $194.7 million at September 30, 2012.

EXPLORATION UPDATE
The Blackbeard West No. 2 ultra-deep exploration well on Ship Shoal Block 188 is currently drilling below 23,600 feet towards a proposed total depth of 24,500 feet to evaluate deeper Miocene targets.  Recent logging data indicate the presence of potential low-resistivity pay zones, one of which is approximately 80 feet thick and requires further evaluation.  In addition, wireline logs encountered Middle Miocene sands below 22,500 feet with 24 percent porosity, which have potential hydrocarbon columns on water.  The presence of sands with high porosity is significant, indicating that sands can retain excellent characteristics in a high-temperature, high-pressure environment on the Shelf below the salt weld.  McMoRan holds a 69.4 percent working interest and a 53.1 percent net revenue interest in Ship Shoal Block 188.  Other working interest owners include EXXI (22.9%) and Moncrief Offshore LLC (7.7%).  McMoRan’s investment in Blackbeard West No. 2 totaled $71.5 million at September 30, 2012.

The information obtained from Blackbeard West No. 2 provides positive data supporting McMoRan’s “cupola” play, which targets Miocene objectives immediately below the salt weld.  These objectives are typically above 25,000 feet, where lower pressure and temperatures may enable the use of more conventional equipment and technologies, and potentially increase the amount of liquid hydrocarbons accompanying the natural gas.  McMoRan’s drilling results from Blackbeard West No. 2 enhance the prospectivity of other “cupola” prospects on McMoRan’s leasehold position, including the Barbosa and Calico Jack prospects.

The Lineham Creek exploration prospect, which is located onshore in Cameron Parish, Louisiana is currently drilling below the salt weld at 23,100 feet.  The well, which is targeting Eocene and Paleocene objectives below the salt weld, has a proposed total depth of 29,000 feet.  Chevron U.S.A. Inc., as operator of the well, holds a 50 percent working interest.  Lineham Creek is approximately 55 miles northwest of Davy Jones.  McMoRan is participating for a 36.0 percent working interest.  Other working interest owners include EXXI (9.0%) and W. A. “Tex” Moncrief Jr. (5.0%).  McMoRan’s investment in Lineham Creek totaled $41.6 million at September 30, 2012.

McMoRan also announced today that drilling commenced on September 19, 2012 in the Highlander area on the Lomond North ultra-deep prospect.  Lomond North, which is located in St. Martin Parish, LA, is currently drilling below 6,700 feet.  This exploratory well has a proposed total depth of 30,000 feet and is targeting Eocene, Paleocene and Cretaceous objectives below the salt weld.  McMoRan has identified multiple exploratory prospects in the Highlander area where it controls rights to approximately 80,000 gross acres in Iberia, St. Martin, Assumption and Iberville Parishes, Louisiana.  Lomond North is approximately 65 miles north of Davy Jones.  McMoRan is operator and currently holds a 72.0 percent working interest.  Other working interest owners include EXXI (18.0%) and W. A. “Tex” Moncrief Jr. (10.0%).  McMoRan’s investment in Lomond North totaled $23.1 million at September 30, 2012.

McMoRan believes that the deepwater, Shelf and the onshore are all one geologic basin.  Onshore ultra-deep prospects like Lineham Creek and Lomond North have structural similarities both in shape and size to major sub-salt structures in the deepwater GOM.  Lineham Creek and the Highlander Area are approximately 95 miles apart.

LEASE SALE 216/222 UPDATE
BOEM has awarded McMoRan all 14 leases from the June 2012 Central Gulf of Mexico Lease Sale 216/222 held in New Orleans, Louisiana.  As previously reported, six of the 14 bids were sole bids by McMoRan and the remaining eight bids were made jointly with Chevron U.S.A. Inc.  These blocks enhance McMoRan’s shallow water, ultra-deep exploration acreage in and around Davy Jones West, England, Calico Jack, Barataria, Captain Blood and Lafitte.  Below is a summary of the total acres under control on these structures:
	Acreage Held Before June 2012 Lease Sale	Acreage Acquired in June 2012 Lease Sale	Total Acreage Under Control on Lease Sale Prospects
Leases Held Jointly with Chevron
Davy Jones West	-	14,404	14,404
England	5,000	18,334	23,334
Calico Jack	3,750	5,000	8,750
McMoRan 100% Leases
Lafitte/Barataria Complex	25,000	15,000	40,000
Captain Blood	10,000	15,000	25,000
Total	43,750	67,738	111,488

Including these newly awarded leases, McMoRan’s leasehold inventory approximates 920,000 gross acres, including 385,000 gross acres associated with the ultra-deep trend.

OTHER
In 2010, McMoRan farmed out its 70.0 percent working interest in a portion of West Cameron Block 73 to a third party operator and retained a 5 percent of 8/8ths overriding royalty interest (ORRI).  Recently, the operator encountered positive drilling results and is evaluating completion opportunities to develop the approximate 400 net feet of pay identified in seven sands between 14,500 feet and nearly 18,000 feet.  In addition to benefiting from the 5 percent ORRI, production from the well will be processed through McMoRan’s existing West Cameron Block 73 “A” platform under which McMoRan will collect processing fees.  Additionally, following these positive exploratory results McMoRan is considering additional drilling opportunities on the West Cameron Block 73 structure.  MMR holds a 70 percent working interest in various depths across the entire 5,000 acre block including deep rights.

REVENUES
McMoRan’s third-quarter 2012 oil and gas revenues totaled $88.1 million, compared to $134.5 million during the third quarter of 2011.  During the third quarter of 2012, McMoRan’s sales volumes totaled 7.7 Bcf of gas, 534,800 barrels of oil and condensate and 241,500 barrels of natural gas liquids, compared to 11.4 Bcf of gas, 674,700 barrels of oil and condensate and 292,700 barrels of natural gas liquids in the third quarter of 2011.  McMoRan’s third-quarter comparable average realizations for gas were $3.12 per thousand cubic feet (Mcf) in 2012 and $4.38 per Mcf in 2011; for oil and condensate McMoRan received an average of $103.43 per barrel in third-quarter 2012 compared to $100.94 per barrel in third-quarter 2011; for natural gas liquids McMoRan received an average of $36.42 per barrel in third-quarter 2012 compared to $56.35 per barrel in third-quarter 2011.

ASSET SALES
On October 2, 2012, McMoRan completed the sale of three GOM Shelf oil and gas properties in the West Delta and Mississippi Canyon areas for cash consideration before closing adjustments of $28.0 million and the assumption of related abandonment obligations.  The assets represented approximately one percent of McMoRan’s total average daily production for the third quarter of 2012 and three percent of McMoRan’s total estimated reserves at June 30, 2012.  Independent reserve estimates of proved reserves at June 30, 2012, totaled approximately 942,000 barrels of oil and 1.7 billion cubic feet of natural gas (7.4 billion cubic feet of natural gas equivalents).  The transaction was effective July 1, 2012.

Additionally, McMoRan expects the previously disclosed pending sale of a package of GOM traditional shelf oil and gas properties in the Eugene Island area to a third party for cash consideration before closing adjustments of $36.8 million and the assumption of related abandonment obligations to close in the fourth quarter of 2012.  The assets included in the transaction represented approximately six percent of McMoRan’s total average daily production for the third quarter 2012 and six percent of McMoRan’s total estimated reserves at June 30, 2012.  Independent reserve engineers’ estimates of proved reserves at June 30, 2012 approximated 15.2 billion cubic feet of natural gas equivalents, with approximately 78 percent from natural gas and 21 percent proved developed producing.  The transaction will be effective July 1, 2012 and is subject to the completion of certain customary closing conditions.

The combined cash proceeds from the two transactions before closing adjustments will total $64.8 million and assumed reclamation obligations will total $43.4 million.  McMoRan expects to record net gains totaling approximately $40 million in the fourth quarter of 2012 in connection with these transactions.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES
At September 30, 2012, McMoRan had $191.9 million in cash.  Total debt was $557.1 million at September 30, 2012, including $257.1 million in convertible securities.  At September 30, 2012, McMoRan had no borrowings and $100 million of letters of credit issued under its revolving credit facility.

McMoRan is engaged in discussions regarding financing of its future exploration and development activities.  The company’s positive exploration results to date have significantly reduced the exploration risk of the play and have established the potential for the development of a major new resource trend.  Successful flow testing of discoveries will further reduce development risks.  The technologies and proprietary processes developed by McMoRan, combined with significant potential resources drilled to date and our extensive inventory of prospects and acreage position, are expected to provide multiple financing options and opportunities to advance value creation through joint ventures or other financing transactions.  In addition, the company may consider additional sales of noncore assets.

On September 13, 2012 McMoRan completed an exchange offer for up to $68.2 million aggregate principal amount of its 5¼% Convertible Senior Notes due 2012 (“existing notes”).  A total of $67.8 million of the existing notes were accepted for exchange for an equal principal amount of newly issued 5¼% Convertible Senior Notes due 2013 (“new notes”).  McMoRan repaid the remaining $0.3 million of the existing notes, which matured on October 6, 2012.  The terms of the new notes are substantially identical to the terms of the existing notes, except that the new notes have a maturity date of October 6, 2013.

McMoRan has approximately 162 million shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 4% Convertible Senior Notes, 5¾% Convertible Perpetual Preferred Stock and 5¼% Convertible Senior Notes, McMoRan would have approximately 224 million common shares outstanding on a fully converted basis.

Capital expenditures totaled $103.4 million for the third quarter of 2012 and $415.6 million for the nine-months ended September 30, 2012.  McMoRan expects 2012 capital expenditures to approximate $550 million, including approximately 50 percent on exploration and 50 percent on development.  McMoRan is reviewing plans for its 2013 capital expenditures budget.  Capital spending will be driven by the results of current exploration and development activities, opportunities on new exploration projects, the availability of financing and general market factors.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $20.6 million for the third quarter of 2012 and $48.2 million for the nine-months ended September 30, 2012.  Abandonment expenditures are expected to approximate $80 million in 2012.

MAIN PASS ENERGY HUB™
Freeport-McMoRan Energy LLC, a subsidiary of McMoRan, and United LNG are engaged in efforts to utilize McMoRan’s Main Pass Energy Hub™ (MPEH™) as a potential Deepwater Port facility/terminal to receive, store and condition natural gas for offloading to Floating Liquefaction Storage & Offloading vessels located on-site for export.  MPEH™ is located offshore in the GOM 37 miles east of Venice, Louisiana on Main Pass Block 299.

The project would utilize existing offshore structures of the McMoRan owned MPEH™ Deepwater Port, which was approved by the U.S. Maritime Administration in 2007 as a Deepwater Port for the importation and regasification of LNG, conditioning of natural gas to produce NGLs, and storage of natural gas in salt caverns. Modification of the Main Pass facilities to accommodate use as an LNG export facility would require additional permit approvals.

On September 11, 2012, the parties filed an application with the Department of Energy (DOE) for long-term, multi-contract authorization to export domestically-produced liquefied natural gas (LNG). The DOE application seeks approval to export up to 24 million tonnes of LNG per annum (3.2 bcf per day) to countries with free trade agreements with the United States.  Preparation of a non-free trade agreement application is in progress.  MPEH™ is located close to significant Gulf Coast natural gas production and numerous interstate pipelines and offshore gathering systems.

McMoRan and United LNG are engaged in studies to define the project and related permitting requirements and are developing commercial arrangements required to support the significant capital investments involved in the project.

WEBCAST INFORMATION
A conference call with securities analysts to discuss McMoRan’s third-quarter 2012 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, November 16, 2012.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding potential oil and gas discoveries, oil and gas exploration, development and production activities and costs, amounts and timing of capital expenditures, reclamation, indemnification and environmental obligations and costs, the potential for or expectation of successful flow tests, potential quarterly and annual production and flow rates, reserve estimates, projected operating cash flows and liquidity, the potential Main Pass Energy HubTM project and other statements that are not historical facts. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they may have on our results of operations or financial condition.  Important factors that may cause actual results to differ materially from those anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where we are a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, unanticipated hazards for which we have limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, access to capital to fund drilling activities, the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project, as well as other general exploration and development risks and hazards and other factors described in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC, as updated by McMoRan’s subsequent filings.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not recognized under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in our consolidated financial statements are included in the supplemental schedules of this press release.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011		2012	2011
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$88,097	$134,548		$282,387	$423,729
Service	3,679	3,635		10,331	9,766
Total revenues	91,776	138,183		292,718	433,495
Costs and expenses:
Production and delivery costs a	47,925	61,182		118,734	161,050
Depletion, depreciation and amortization expense b	29,926	66,730		116,649	248,738
Exploration expenses c	48,895	18,158		122,763	78,832
General and administrative expenses	12,111	11,877		38,760	39,052
Main Pass Energy Hub™ costs	114	49		210	562
Insurance recoveries	-	(22,649	) d	(1,229)	(52,018	) d
Gain on sale of oil and gas properties	-	-		(799)	(900)
Total costs and expenses	138,971	135,347		395,088	475,316
Operating income (loss)	(47,195)	2,836		(102,370)	(41,821)
Interest expense, net e	-	(629)		-	(8,782)
Loss on debt exchange f	(5,955)	-		(5,955)	-
Other income, net	88	204		525	614
Income (loss) from continuing operations before income taxes	(53,062)	2,411		(107,800)	(49,989)
Income tax expense	-	-		-	-
Income (loss) from continuing operations	(53,062)	2,411		(107,800)	(49,989)
Loss from discontinued operations	(645)	(1,489)		(5,573)	(4,722)
Net income (loss)	(53,707)	922		(113,373)	(54,711)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	(10,306)	(10,342)		(30,990)	(32,457	) g
Net loss applicable to common stock	$(64,013)	$(9,420)		$(144,363)	$(87,168)

Basic and diluted net loss per share of common stock:
Continuing operations h	$(0.39)	$(0.05)		$(0.86)	$(0.52)
Discontinued operations	(0.01)	(0.01)		(0.03)	(0.03)
Net loss per share of common stock	$(0.40)	$(0.06)		$(0.89)	$(0.55)
Average common shares outstanding:
Basic and diluted	161,812	159,195		161,627	158,505

I

a.
Includes approximately $7.6 million in the third quarter and nine months ended September 30, 2012 for an unproductive workover drilling project. Also includes approximately $15.3 million in the third quarter and nine months ended September 30, 2011 for an unproductive workover drilling project.

b.
Includes no impairment charges in the third quarter ended September 30, 2012 and impairment charges totaling $11.7 million in the nine months ended September 30, 2012, and $11.3 million and $62.0 million in the third quarter and nine months ended September 30, 2011, respectively. Also includes reclamation accrual adjustments for asset retirement obligations associated with certain oil and gas properties totaling approximately $3.1 million and $16.3 million in the third quarter and nine months ended September 30, 2012, respectively and approximately $10.4 million and $46.0 million in the third quarter and nine months ended September 30, 2011, respectively.

c.
Includes charges for non-productive well costs and unproven leasehold cost impairments of $37.2 million and $93.5 million in the third quarter and nine months ended September 30, 2012, respectively, and $3.1 million and $42.0 million in the third quarter and nine months ended September 30, 2011, respectively.

d.	Represents McMoRan’s share of insurance reimbursements related to losses incurred from hurricane events in 2008.
e.
Net of interest capitalized to in-progress drilling projects of approximately $13.9 million and $42.4 million in the third quarter and nine months ended September 30, 2012, respectively, and $12.7 million and $33.2 million in the third quarter and nine months ended September 30, 2011, respectively.

f.
Represents the debt extinguishment accounting loss recorded in September 2012 resulting from McMoRan’s exchange of $67.8 million of its 5¼% convertible senior notes due October 2012 for an equal principal amount of newly issued 5¼% convertible senior notes due October 2013.

g.
Includes payments of $1.5 million to induce the conversion of approximately 8,100 shares of McMoRan’s 8% convertible perpetual preferred stock (8% preferred stock) into approximately 1.2 million shares of its common stock in the nine months ended September 30, 2011.

h.	For purposes of the earnings per share computations, the net loss applicable to continuing operations includes preferred stock dividends and conversion inducement payments.

II

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the Company’s adjusted oil and gas operating loss.   EBITDAX is derived from net loss from continuing operations before other income, net; interest expense, net; income tax expense; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; stock-based compensation charged to general and administrative expenses; insurance recoveries; gain on sale of oil and gas properties; and loss on debt exchange.  EBITDAX should not be considered by itself or as a substitute for net loss, operating loss, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net loss, the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	Third Quarter		Nine Months
	2012	2011	2012	2011
Net loss applicable to common stock, as reported	$(64,013)	$(9,420)	$(144,363)	$(87,168)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	10,306	10,342	30,990	32,457
Loss from discontinued operations	645	1,489	5,573	4,722
Income (loss) from continuing operations, as reported	(53,062)	2,411	(107,800)	(49,989)

Other income, net	(88)	(204)	(525)	(614)
Interest expense, net	-	629	-	8,782
Income tax expense	-	-	-	-
Main Pass Energy HubTM costs	114	49	210	562
Exploration expenses	48,895	18,158	122,763	78,832
Depletion, depreciation and amortization expense	29,926	66,730	116,649	248,738
Stock-based compensation charged to general and
administrative expenses	1,697	1,588	7,817	8,460
Insurance recoveries	-	(22,649)	(1,229)	(52,018)
Gain on sale of oil and gas properties	-	-	(799)	(900)
Loss on debt exchange	5,955	-	5,955	-
Other	-	(44)	10	405
EBITDAX	$33,437	$66,668	$143,051	$242,258

III

McMoRan EXPORATION CO.
OPERATING DATA (Unaudited)

	Third Quarter		Nine Months
	2012	2011	2012	2011
Sales volumes:
Gas (thousand cubic feet, or Mcf)	7,652,600	11,367,900	24,740,600	34,638,200
Oil (barrels)	534,800	674,700	1,650,800	2,139,800
Natural gas liquids (NGLs, in barrels)	241,500	292,700	772,400	856,300
Average realizations:
Gas (per Mcf)	$ 3.12	$ 4.38	$ 2.70	$ 4.54
Oil (per barrel)	$ 103.43	$ 100.94	$ 108.68	$ 102.56
NGLs (per barrel)	$ 36.42	$ 56.35	$ 46.41	$ 54.04

IV

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2012		2011
	(In Thousands)
ASSETS
Cash and cash equivalents	$191,934		$568,763
Accounts receivable	56,044		72,085
Inventories	35,551		36,274
Prepaid expenses	16,636		9,103
Current assets from discontinued operations, including restricted cash
of $473	797		682
Total current assets	300,962		686,907
Property, plant and equipment, net	2,378,285		2,181,926
Restricted cash and other	62,575		61,617
Deferred costs	9,023		8,325
Long-term assets from discontinued operations	439		439
Total assets	$2,751,284		$2,939,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$89,635		$115,832
Accrued liabilities	145,779		160,822
Accrued interest and dividends payable	20,704		14,448
Current portion of accrued oil and gas reclamation costs	64,571		58,810
5¼% convertible senior notes due October 2012	345		66,223
Other current liabilities	6,480		-
Current liabilities from discontinued operations, including sulphur reclamation costs	2,717		5,264
Total current liabilities	330,231		421,399
5¼% convertible senior notes due October 2013	67,832		-
11.875% senior notes	300,000		300,000
4% convertible senior notes	188,943		187,363
Accrued oil and gas reclamation costs	227,279	a	267,584
Other long-term liabilities	19,896		20,886
Other long-term liabilities from discontinued operations, including sulphur reclamation costs	18,624		19,018
Total liabilities	1,152,805		1,216,250
Stockholders' equity	1,598,479		1,722,964
Total liabilities and stockholders' equity	$2,751,284		$2,939,214

a.	Includes an aggregate of $43.4 million of reclamation obligations assumed by purchasers related to one completed and one pending oil and gas property sale during the fourth quarter of 2012.

V

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOW (Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
	(In Thousands)
Cash flow from operating activities:
Net loss	$(113,373)	$(54,711)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	5,573	4,722
Depletion, depreciation and amortization expense	116,649	248,738
Exploration drilling and related expenditures	93,468	42,046
Loss on debt exchange	5,955	-
Compensation expense associated with stock-based awards	14,011	15,618
Reclamation expenditures, net	(48,224)	(93,411)
Increase in restricted cash	(3,754)	(3,760)
Gain on sale of oil and gas properties	(799)	(900)
Amortization of deferred financing costs and other	(498)	4,162
(Increase) decrease in working capital:
Accounts receivable	15,721	(47,648)
Accounts payable and accrued liabilities	(15,139)	68,058
Prepaid expenses, inventories and other	1,761	7,056
Net cash provided by continuing operations	71,351	189,970
Net cash used in discontinued operations	(8,823)	(11,457)
Net cash provided by operating activities	62,528	178,513

Cash flow from investing activities:
Exploration, development and other capital expenditures	(415,627)	(403,889)
Acquisition of oil and gas properties	-	(10,000)
Deposits received for pending divestitures	6,480	-
Proceeds from sale of oil and gas properties	745	900
Net cash used in continuing operations	(408,402)	(412,989)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(408,402)	(412,989)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(30,990)	(27,609)
Credit facility refinancing fees	-	(1,712)
Debt and equity issuance costs	(59)	(543)
Proceeds from exercise of stock options and other	94	929
Net cash used in continuing operations	(30,955)	(28,935)
Net cash activity from discontinued operations	-	-
Net cash used in financing activities	(30,955)	(28,935)
Net decrease in cash and cash equivalents	(376,829)	(263,411)
Cash and cash equivalents at beginning of year	568,763	905,684
Cash and cash equivalents at end of period	$191,934	$642,273

Supplemental non-cash investing & financing activities:
Issuance of 2.8 million shares of common stock and other non-cash purchase price consideration related to property acquisition	$-	$39,198

VI